UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 21, 2006
(Date of Earliest Event Reported: December 16, 2006)

CYBER DEFENSE SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Florida	333-46424	55-0876130
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10901 Roosevelt Boulevard, Suite 100-D, St. Petersburg, Florida 33716
(Address of principal executive offices) (Zip Code)

(727) 577-0878
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF CIRECTORS OR CERTAIN OFFICERS

On December 16, 2006, Mr. William C. Robinson resigned as the President of Techsphere Systems International, Inc. (“TSI”), with such resignation to become effective immediately. On the same date, the board of directors of TSI voted to appoint Mr. Michael Lawson as President of TSI, with such appointment also to become effective immediately.

Item 8.01 OTHER EVENTS

As previously disclosed, Cyber Defense Systems, Inc. (the “Company”) acquired TSI. At the time of acquisition, TSI had a license agreement (the “License Agreement”) with 21st Century Airships, Inc. (“21st Century”) under which TSI held the exclusive, worldwide license for the manufacture of its spherical airships. On March 29, 2006, TSI, a wholly-owned subsidiary of the Company, entered into an amendment to the License Agreement whereby TSI and 21st Century agreed upon a revised payment schedule (the “March Payment Schedule”). On December 6, 2006, the Company reported that on August 24, 2006, two of the payments under the March Payment Schedule were in default and accordingly, the Company, TSI and 21st Century subsequently entered into two other amendments to the License Agreement providing for a new payment schedule (the “Amended Payment Schedules”).

On December 18, 2006, the Company, TSI and 21st Century announced that as of the said date, the Company and TSI are in good standing under both the License Agreement and under the Amendment Payment Schedules and therefore, the Company and TSI continue to test new airship design and propulsion systems under the License Agreement. A copy of the press release announcing this event is attached as Exhibit 99.1

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)  None.
(b)  None.
(c) Exhibits:

Exhibit Number	Description

99.1	Press Release issued on December 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 21, 2006

CYBER DEFENSE SYSTEMS, INC.

By: /s/ William C. Robinson
Name:  William C. Robinson
Title:  Chief Executive Officer